Exhibit 99.2

Final Transcript

Conference Call Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Nov. 17. 2004 / 8:30AM ET
Event Duration: 50 min

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Final Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Potter
Big Lots, Inc. - Chairman, President and CEO

Chuck Haubiel
Big Lots, Inc. - Senior Vice President and General Counsel

Joe Cooper
Big Lots, Inc. - Senior Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Jeff Stein
KeyBanc Capital Markets - Analyst

Eric Beder
JB Hanauer - Analyst

Patrick McKeever
SunTrust Robinson Humphrey - Analyst

David Mann
Johnson Rice - Analyst

Ralph Jean
Wachovia Securities - Analyst

Ed Brea
Sterling Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third-quarter 2004 earnings teleconference. During this session, all lines will be muted until the question and answer portion of the call. (OPERATOR INSTRUCTIONS) At this time I would like to introduce today’s first speaker, Mike Potter. Mike.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Thanks, Marie. Thank you, everyone, for joining us for our third quarter conference call. With me today is Joe Cooper, Senior Vice President and Chief Financial Officer; Chuck Haubiel, Senior Vice President and General Counsel; as well as Tim Johnson, Vice President of Strategic Planning and Investor Relations.

I would like to remind you that any forward-looking statements we make on today’s call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

We would like to accomplish several things today. After some opening remarks on our results for the quarter, Chuck will provide you with a KB Toys update. Joe will cover the third quarter financial results, update you on the progress of our real estate initiatives, and share some thoughts on Q4. Then I will briefly update you on our key business initiatives and close with some final thoughts before we answer your questions.

Joe is going to walk you through the details of Q3 results and Q4 expectations in a moment, but let me just start by saying we are quite disappointed in Q3 results and the comp trends of the last 5 months.

Over this period, it has been well documented that our core customer is struggling to make ends meet. Higher prices for gas and commodities, unemployment factors, and uncertainty with the economic environment are all macro conditions we are concerned with but, quite frankly, cannot control.

Additionally, I think over the last few months we have all learned how impactful last year’s tax rebates and lower withholdings were, particularly in the discount sector, as we try to comp against last year’s benefits.

All of these external factors impact our business. However we also recognize there are opportunities for us to improve the aspects of our business which we can control. We know that whether it is sales by merchandise department, by market, gross margin

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

performance, or managing inventory flow, we can always get better.

The most important focus for our organization right now is merchandise content. As we have communicated before, we believe we may have swung the pendulum a little too far towards traditional retail and may be missing some of the entertainment aspect that makes Big Lots a compelling and differentiated business. We are intensely focused on reviving the excitement in our merchandise assortment by aggressively going after more unique closeouts with wow impact, combined with providing day in and day out a more consistent presentation of brand-name closeouts, aisle after aisle throughout our store. Our new subsidiary, Big Lots Capital, will certainly help here, but that is just one piece. Our buyers across all merchandise categories are more focused than ever on prioritizing closeout deals. We’re carving out more open-to-buy in each and every department and developing incentives directly tied to closeout sourcing. With the help of our new planning and allocation teams, our merchants should have the time to chase more of the unique closeout opportunities.

To help ensure successful execution, we have added several new merchants to the business over the last year, along with building the planning and allocation team over the past 18 months. They have been assimilating into our business, but we’re at an inflection point, and we know we must begin to perform.

Now, let me touch briefly on Q3 and some of the merchandise category performance. From a merchandising perspective, soft customer traffic will impact every category in the store, some more than others. A good example is consumables. We love the category and it represents some of the best branded closeouts in our store. It can be a traffic driver, but also feeds off of traffic.

To the extent we can be more impactful with pricing, the wow factor, or introducing new brands, we can impact traffic. On the flip side, to the extent macro issues encourage customers to make trips to fewer stores to save on gas, consumables can be negatively impacted.

From a merchandising perspective, we had some bright spots in the quarter. Our home decor business, which includes tabletop, food prep, and stationery, continues to show improvement. Our merchant team has done an excellent job of sourcing closeout deals and blending them with a steady flow of basic goods. In particular, we have seen good customer response to a large closeout deal in our frames category, and the momentum in our stationery business has continued post back-to-school with great closeouts in some of the best name brands.

Hardlines, particularly in electronics, home appliances, and automotive, has performed consistently over the last several quarters. This category is heavily closeout and a key focus in our weekly ad circulars.

Our furniture expansion to the West Coast occurred during the third quarter, and the elimination of hanging apparel in those stores has been completed. The introduction of our widespan furniture departments was well received by customers, and the opening of our California furniture DC went very smooth. The widespan program was designed to support approximately 700 square feet in the store with a limited merchandise assortment consisting principally of RTA furniture, futons, and lamps. We’re pleased with the results to date. At the present time, some level of furniture is now offered in 90 percent of our closeout stores nationwide. Outside of our West Coast stores, the furniture category is being negatively impacted by the softness in customer traffic, very similar to the balance of the Company.

Other categories in the store have been challenged over the past few months. Discretionary sales of seasonal merchandise and toys were below plan and below last year. Customers seem to shop this area of the store later and later each year, and we believe this trend will be further magnified this fall. To understand these businesses you really to understand the key categories within and the targeted selling seasons. For example, sales comps in Halloween and harvest were negative in August and September but turned positive in October, benefiting from their peak selling season. Halloween ended the season with a strong sellthrough and our markdowns were on plan.

In contrast, holiday merchandise and toys are highly discretionary categories with their peak selling period between mid-November and December 24. These categories performed below plan and below last year throughout the third quarter. We believe our holiday decorative selection is much improved this year, with more basics and less fashion. Specifically, our assortment is more weighted toward trees and outdoor lighting, which tends to sell later in the quarter, and less fashion decorative items, which historically we have sold earlier in the quarter. So we expected some level of sales to shift from November to December in this category. Our toys assortment is heavily branded and offers a great value to our customers. But, again, customers are shopping very close to need.

Now let me turn it over to Chuck for an update on KB and recent developments in that area.

Chuck Haubiel - Big Lots, Inc. - Senior Vice President and General Counsel

Thanks, Mike. As we continue to closely monitor the status of the KB Toys bankruptcy, we wanted to bring you up to speed with respect to 2 matters occurring during the quarter. First, on October 26, KB announced its intention to close an additional 141 to 238 underperforming stores by January 31, 2005. As of today, we understand KB has rejected 171 of the 238 possible store leases. After reviewing the list of rejected store leases we determined that the Company has guaranteed or indemnification obligations

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

relating to 72 of the leases affected by this latest round of rejections. When combined with KB’s earlier rejections, a total of 598 store leases have been rejected, of which the Company has guaranteed or indemnification obligations relating to approximate 162.

We employed the same methodology to analyze the Company’s potential liability with respect to the 72 additional guaranteed leases. Specifically we reviewed mitigating factors such as length of the remaining lease term, the desirability of location, mall occupancy rate, and similar factors to reflect our best estimate of this loss contingency. Based upon our analysis, a charge for discontinued operations was recorded in the third quarter of 2004 in the amount of $5.0 million (net after a $3.7 million tax benefit). As a reminder, this amount is in addition to the $14.3 million (net of tax) charge to discontinued operations made by the Company in the fourth quarter of fiscal 2003, relating to KB’s earlier lease rejections.

The second matter relates to the Company’s indemnification obligations relating to a first mortgage on KB’s Pittsfield, Massachusetts distribution center. As a result of KB’s bankruptcy filing, the mortgage holder declared an event of default and claimed that loan had become immediately due and payable. As of January 14, 2004, the Company was informed that the Pittsfield DC Note had an outstanding principal balance of approximately $6.3 million, plus accrued interest and a make-whole premium. On November 5, 2004, the Company satisfied its indemnity obligation with respect to the Pittsfield DC Note at a cost of $8.4 million. The Company engaged an independent real estate evaluation firm to assist it in the analysis of the Company’s potential liability with respect to the Pittsfield DC Note. Based upon analysis of the information currently available, the Company recorded a charge to discontinued operations in the third quarter of 2004 in the amount of $1.7 million (net after a $1.0 million tax benefit) to reflect its best estimate of the difference between the subrogation rights flowing from the indemnification payment and the appraised value of the Pittsfield distribution center.

With the exception of these two matters, KB’s bankruptcy appears to be proceeding on its anticipated course, and we have not identified any new matters which would increase the Company’s areas of exposure.

KB has publicly stated that it anticipates emerging from bankruptcy protection in early 2005 and intends to continue operating approximately 600 stores throughout the United States, the Commonwealth of Puerto Rico, and the American territory of Guam.

Now Joe will update you on Q3 results and Q4 expectations.

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

Thanks, Chuck. In our press release this morning, there is a significant amount of information and different comparisons. So let me try to summarize reported results and then spend most of my time focused on the results of the ongoing operations of the business.

For Q3, we reported a net loss of $31.5 million or $0.28 per share. That is compared to a net loss of $6.4 million or $0.05 per share last year. As Chuck just walked you through, we recorded an after-tax charge to discontinued operations of $6.6 million to reflect additional liability related to the KB bankruptcy. Last year in Q3, we recognized an after-tax charge to D.O. of $1.3 million related to KB.

For Q3, the loss from continuing operations was $24.8 million or $0.22 per share, compared to a loss of $5.1 million or $0.04 per share last year. Included in the Q3 loss from continuing operations this year was an after-tax charge of $5.3 million or $0.05 per share. This charge was anticipated and communicated in early October, and relates to the debt prepayment charges associated with the early retirement of the Company’s senior notes and previous bank facility.

As many of you know, at the end of October the Company replaced its $204 million of senior notes and $300 million revolving credit facility with a new, 5-year $500 million revolving credit facility. This new facility is unsecured, and we believe it is a more efficient and flexible capital structure for the Company.

Attached to our press release, we have provided supplemental non-GAAP financial measures for the third quarter and year-to-date periods that exclude the after-tax debt prepayment charge of $5.3 million or $0.05 per share. A presentation of the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation between the GAAP financial measures and the non-GAAP financial measures are also included in our press release, which is posted on our website at www.biglots.com under the “Investor Relations - Press Releases” section. We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

My presentation of third quarter results and comparisons to 2003 will relate to non-GAAP financial measures, as ongoing operations exclude this year’s debt prepayment charge of $0.05 per share.

Results of the ongoing operations for Q3 were a loss of $19.5 million or $0.17 per share, compared to a loss of $5.1 million or $0.04 per share.

Sales for the third quarter of 2004 were $980.0 million, an increase of 3.4% over the prior year, as the year-to-year net addition of 87 stores partially offset the comp store sales decline of 1.4%.

The gross margin rate for the quarter was 40.4% and below last year, principally due to a higher markdown rate as a percent of

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

sales. Our markdown dollars were in line with plan but spread over a lower sales base. Additionally, we also experienced some IMU pressure due to the slow initial sales of toys and holiday seasonal merchandise.

Expenses were tightly managed, increasing less than 1% per store for the quarter, despite the persistent pressures of increasing fuel and utility prices and rising healthcare costs.

Interest expense was $5.0 million for the quarter, excluding the prepayment charge, up $1.2 million from last year, due to the capitalization of interest in 2003 related to the construction of our Durant DC.

The income tax rate for the quarter was 37.2%.

Turning to the balance sheet, we ended the quarter with total inventory of $1.07 billion, up 2% per store to last year. Throughout the year, our merchants have worked hard to manage our inventory level despite a challenging and unpredictable sales environment.

Debt at the end of the quarter was $371 million, up $90 million from last year, principally due to the debt prepayment charges, a minimal increase in inventory per store, and our $75 million share repurchase program executed earlier this year.

Capital expenditures were $30.2 million for the quarter, down $6.8 million compared to third quarter of 2003. Year to date CapEx was $97.4 million, down $30.4 million compared to 2003. The decreased level of capital spending in the third quarter and year to date is principally related to the construction of our Durant DC during 2003. CapEx for the full year is expected to be in the range of $115 to $125 million, slightly higher than originally forecasted as we expect to exceed our original new store opening plan.

Depreciation expense for the third quarter was $25.4 million, up $3.0 million compared to 2003, and for the year to date period was $72.6 million, up $7.5 million compared to last year. For the full year, we expect depreciation expense to be between $98 and $102 million.

During the third quarter, we added a net of 42 new stores. The net of 42 stores consists of 48 new stores and 6 closed stores. Year to date we have opened 81 net new stores compared to 44 net new stores last year over the same period. Our real estate and store operations teams have done a terrific job of pushing store openings earlier in the year to minimize activity and distractions in Q4. For the full year, we now estimate we will add approximately 67 to 72 net new stores consisting of 97 to 102 new stores net of approximately 30 closed stores.

At the end of the third quarter, we were operating 1,511 stores, including 46 freestanding furniture stores. Total selling square footage at the end of the third quarter was 31.0 million, up 8% from last year. At the end of fiscal 2004, we expect to be operating approximately 1,500 stores.

We remodeled a total of 66 stores this year, bringing the total number of stores remodeled in the last 4 years to over 700. Combined with the new stores we have opened in the last 6 years, approximately 70% of our store base has been either opened as a new store or remodeled.

Year to date, we have added 223 furniture departments, 91 of which are in new stores and 132 of which are in existing stores, by either expanding the store or eliminating hanging apparel. As Mike mentioned earlier, we now have furniture departments in approximately 90% of our stores when you include the 300 widespan furniture departments recently rolled out.

Looking forward to the fourth quarter, as a reminder, the Company’s most recent guidance called for comparable store sales to be in the range of flat to up 4%, and earnings in the range of $0.67 to $0.74 per share.

December’s comps are expected to increase in the low to mid-single digit range. December is expected to benefit from 2 extra post-Thanksgiving shopping days, a much more improved holiday seasonal assortment, and a planned shift of 1 advertising circular within the month. In December, we shifted a post-Christmas ad from week 5 last year to a week 2 pre-Christmas ad this year.

Anticipating a slow start to the fourth quarter, going back to November, our November sales guidance called for a comparable store sales decline in the low single digit range. Month to date, comps are trending below plan, against a very strong double-digit comp at this time last year.

Finally, moving forward to January, we expect January’s comps to increase in the mid-single digits against the slightly negative comp last year. Now I’ll turn it back to Mike for some closing comments.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Thanks, Joe. In the aggregate, our key business initiatives are tracking on plan. We have spent a lot of time and effort this year focusing on merchandising and supply chain initiatives, which we believe are critical to improving sales productivity per foot over the longer term.

The development of new planning and allocation systems and the addition of a planning and allocation team are proceeding as planned. As we have discussed before, each of these are crucial for comp growth, to improve our inventory flow, and to help us better allocate goods to our stores.

Continuing on supply chain, productivity at our new Durant, Oklahoma, distribution center continues to exceed our plan, which

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

was based on our last DC opening in Tremont, Pennsylvania in 2001. We’re servicing approximately 125 stores from this facility and expect to expand this number in 2005.

As I mentioned, the opening of our California furniture DC has gone very smoothly, allowing us to move furniture to the West Coast in an efficient manner. Finally, the re-engineering of our Columbus DC is ahead of schedule, and we look forward to its efficiencies in the Fall of 2005 and beyond.

Building brand and top-of-mind awareness is critical in such a competitive retail environment where there are so many choices for the discount shopper. The potential to drive incremental sales through increased awareness of our brands and great bargains led us to launch our national TV campaign last year. We are pleased with the results to date as the customer response in our newer TV markets continues to strengthen in its second year. The newer TV markets are in key growth areas such as the Northeast, upper Midwest, and the West Coast.

With the majority of this year’s key business initiatives completed, sourcing great closeout deals is the number 1 initiative of the Company today and going forward.

On last quarter’s call, we introduced our newest venture, Big Lots Capital. The role of Big Lots Capital is to source goods outside of our customary closeout channels, such as working with banks and financing companies in acquiring distressed inventory from bankrupt companies and business liquidations. Insurance claims could provide additional closeout opportunities, possibly in merchandise categories we don’t regularly feature in our stores. Excitement and great deals are what we’re looking for.

Already towards the end of Q3, we saw the potential of Big Lots Capital with the encouraging customer response we experienced from inventory liquidated from a national drugstore retailer. We were able to positively impact about 150 stores in the South by driving customer transactions and a bigger basket. We believe these types of deals can start to generate excitement and create a sense of urgency to shop our stores more frequently for those thrilling, incredible deals that can only be found at Big Lots!

So while sales and customer traffic trends are currently disappointing, we’re excited about what we’re doing and accomplishing with our merchandising focus and new resources. This critical initiative will be the driver of comps going forward, as it has for us throughout our history. I would now like to open it up for your questions.

QUESTION AND ANSWER

Operator

Jeff Stein, KeyBanc Capital Markets.

Jeff Stein - KeyBanc Capital Markets - Analyst

A couple questions. First off, given the fact that your business is relatively slow turning, when are we likely to see, and more importantly, when is the customer likely to notice an increasing percentage of wow-type closeouts in the store?

Secondly, in conjunction with that, are you going to have to begin to increase the number of circulars to kind of announce new incoming merchandise? Or do you think that your television brand building approach will be sufficient to execute this strategy?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Good questions, Jeff. First of all, in terms of when the customer is seeing a difference, I think we have already started to make that happen. But it’s more on a regional basis, and it depends upon the week.

I would say, generally, as we’re looking across the broad assortment of departments within the store, we think the flow is going to start to pick up materially as we turn the corner from Christmas.

We have made some pretty big open-to-buy changes in the tail of this quarter and the first half of next year. I think as time goes on, I don’t know if there is going to be any particular day where it is meaningful, but as time goes on, the customer is going to see more and more of that throughout the stores.

As for circulars, no; we do not anticipate more circulars. What I would like to do is focus more on the quality of the circulars that we do. Ideally, what you’re looking for is the very best of your advertising options, the very best of the closeout deals, those are the ones that are making the cut in a circular; and the things that are not as exciting or haven’t had as strong a sellthrough in the past, do not make the cut. So it is really an issue of quality.

The other thing that we’re doing is we think we’re headed for a very similar TV spend next year. Probably view it a lot like 2004 versus 2003, where we probably hold our dollars but leverage off the growth of the Company, and it improves the SG&A rate.

But we’re also going to try to do the same thing. We will probably designate more of our dollars in TV toward spot rather than national, so that we can focus more on item and price and actually

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

do it more on a regional basis. That allows us a little bit easier to advertise item and price. It is a little harder on a national scope, but a little easier to do it on a zone basis. So that is our approach for next year.

Jeff Stein - KeyBanc Capital Markets - Analyst

How are you intending to incent your buyers to encourage them to do more of this type of buy?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

We’re doing a lot of things. We actually are revisiting the incentive program right now for next year. We have not made a decision on how we’re going to do it, but we want to make sure we are aligning the incentive system to the behavior that we’re looking for.

We, at the same time, have had an awful lot of meetings and discussions. I think you know the Company pretty well; we have a lot of great closeout buyers, and there is nothing they would prefer to do more than anything else, and that is buy closeouts. So it’s not going to be hard to keep that motivation going.

The other thing we mentioned in the opening comments was we’re taking our open-to-buy management to a different degree. For the first time, we are actually going to be more tangibly calculating the dollars that we are putting into closeout versus never-out versus what we call in-and-out.

We are actually going to be restricting the buying of the non- closeout categories, and creating objectives and goals to increase closeouts department by department, and put our dollars where we want it to go based upon the categories. So there’s a lot of things we’re doing to try to make sure this is more than just talk and that we see a big change in the store.

Jeff Stein - KeyBanc Capital Markets - Analyst

Okay. I hate to take 1 more question, but I am going to anyway. Where is your closeout percentage now, and where do you want to take it?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

We always hesitate because there’s different ways to measure what a closeout is. We have different definitions. But roughly about 50% or so of our mix we believe is in closeout merchandise.

Jeff Stein - KeyBanc Capital Markets - Analyst

Where do you want to take that?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Next year, what we’re talking about right now is we would like to try to move that by at least 10 points.

Jeff Stein - KeyBanc Capital Markets - Analyst

Okay, thank you.

Operator

(OPERATOR INSTRUCTIONS) Eric Beder, JB Hanauer & Co.

Eric Beder - JB Hanauer - Analyst

What is the going forward tax rate? I think the tax rate this year has kind of been all over the place. What is the tax rate going forward for the Company?

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

What has happened this year is that you may know historically — this is Joe — you may know historically, we were running at a 39.5% tax rate. Now, we adjust our tax rate quarterly based on any settlements, any activity that is happening as far as our taxes go. So it is going to fluctuate quarter-to-quarter.

Right now it’s 37.2% year to date; that is excluding the prepayment charge. It is 38% including. And what we said is we expect to be in the 38% range for the year.

Eric Beder - JB Hanauer - Analyst

Okay.

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

You might use 38%, 37.5%, or 38.5% go-forward if you want to use a rate, mid 38%. But again, it is going to depend on settlements and what is happening within that year.

Eric Beder - JB Hanauer - Analyst

In terms of the closeouts from the other pieces, do you believe that is really the driver here of the traffic? When you sit down and you look at this business — your business and where it is, the state right now — how much do you sit there and say, this is economically driven versus internally, what we can fix internally?

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Final Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

It’s hard to answer that specifically, Eric. What we tend to do is we look at the behavior of our comps as well as retailers who are servicing a similar customer, and look at the pattern of the comp behavior over a period of time.

Generally when you look at that, what you will see is that for most retailers that are servicing a similar customer, comps fell off right around May fairly significantly and have been depressed since then. Now different retailers are going to have different degrees of fall-off, but that gives us pretty solid evidence that there is a macro issue going on. Because it’s almost universal as to what you see in comp behavior.

But as much as we say that that is occurring, and obviously it is occurring, and everybody is talking about it, as I mentioned earlier, we always know we can do better. We always know there’s things for us to work on. So we’re certainly not sitting back saying, it is not our fault, there is nothing for us to do.

We’re working hard on managing the inventory and changing the content of the merchandising mix. It is times like these when you have to be more and more exciting. There is a lot going on in our stores right now in terms of promotional activity and deals and in-store marketing. Obviously we’re doing our best to fight through and do the best that we can.

Eric Beder - JB Hanauer - Analyst

Great, thank you.

Operator

(OPERATOR INSTRUCTIONS) Patrick McKeever, SunTrust Robinson Humphrey.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Mike, just on guidance for the balance of the fourth quarter, or for the fourth quarter I should say, November trends have been weaker than expected but you are maintaining guidance and not even going to the low-end of prior ranges.

I guess my question would be, what does give you the confidence that it is not sort of a setup for a disappointment in a couple weeks when November sales come out? That would be my first question.

Second question is just on the buy that you mentioned from the national drugstore chain during the quarter. Just wondering if you might quantify the effect that that had on business at those stores in the South and in the Southeast?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Let me take the first one. In terms of Q4 guidance, really the primary thinking is we just haven’t seen enough of the quarter. We are behind the pace that we were looking for, for the first couple of weeks; but as Joe mentioned, last year’s November was quite unusual. We had double-digit comps in the first 2 weeks and then low single-digit comps the second 2 weeks.

We have not seen anything except what we have done up against those first 2 weeks, and that behavior was very odd last year, and it could very well flip this year. So we just don’t know enough.

I also do know that – let’s take toys and trim, because so much is tied up between now and Christmas in terms of a percent of our sales. Toys, up until some slowdown in the summer, we were having a great toy business in the spring; and we spoke about it a number of times.

We love the assortment that we have. The whole industry obviously is challenged. We have got a lot of brands. There’s been a lot of availability to buy. We have a lot of great deals.

But year after year, that category comes later and later. I think it is going to come in that final week, and I just don’t know to what degree. So I think a lot of sales are shifting between November and December in that category.

Then in trim it’s really the same behavior for the customer, but we have even accentuated it by putting more of our buy into what sells between Thanksgiving and mid-December, versus what is typically sold earlier on.

Many of the investors that follow us or walk our stores know the difference. Early on, a number of years ago, we would have 60, 80 feet of indoor decorative things like angels and statues and ceramic items.

That created a lot of liability in the past that has been our markdown problem. That was what we set early; that tended to be picked through by customers; but it never behaved very well. So it drove earlier sales but it created a liability.

We have reduced that dramatically and put our open-to-buy into trees, which we were never very big in before, and we have got a lot of values there; as well as outdoor lighting and outdoor decorative, which is the trend in the industry. That typically gets bought pretty much from Thanksgiving week through mid-December. We need to see more is really the guidance question.

In terms of Eckerd, we haven’t really talked about the specific numbers of it. What I would tell you is that it was fairly significant inventory in a store. When Eckerd would hit a store you would find, depending upon the store, anything from 40 to even 240 feet of presentation. This would be the full assortment of drugstore

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BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

product; not pharmacy obviously, but drugstore products, anything from consumables to over-the-counter medicines to HBC.

We were essentially running the majority of it at 50% off of the drugstore prices, although we have gone in a sequence of discounting. It is very impactful. It is a treasure hunt atmosphere. The customers really rummage through it. It goes back to what we had done in the early and mid ‘90s to some extent.

The impact of it I would say, for a store it would move their traffic and basket in total by a good mid-single digit, in terms of an additional lift to that store. I would say in the month of October as a Company, since this was really in about 150 to 160 stores, it did not move the equivalent of a point for the Company, but it was close to that.

So even in something that is in 150 stores, if it is done right and it’s impactful, you can absolutely measure the impact of a deal like that.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Just one final one. There’s been some press commentary on Toys R Us getting some additional support this year from vendors in terms of advertising and markdown allowances and that kind of thing or pricing support. Is that a concern as we move into the holidays?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

You know, I don’t know necessarily what that will end up meaning. Not really; I think there’s some of that that has occurred in the past. There has oftentimes been a push for exclusivity in product. I know that’s another thing that has been talked about. But that is not necessarily something new.

It is hard to say. The more competitive it gets there in terms of everybody else discounting, the more I would be concerned. So far, I see a lot of advertising going on, but I have not seen anything out of the normal behavior in terms of price.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Okay. Thank you Mike.

Operator

(OPERATOR INSTRUCTIONS) David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

In terms of your plans for the fourth quarter, other than the shift in the advertising circular, is there any other advertising or promotional changes that you’re considering to drive traffic over the next several weeks?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

You pretty much hit on the change for December. November is essentially the same pages. We have just worked on making sure our content is strong.

A couple things I could mention in January. It’s flier for flier in January, one against one. But we do feel better about the flier in January. It transitions after Christmas into a major dollar day promotion. We’re much stronger in the dollar day promotion than what we have had before. So we feel pretty confident that is going to be a driver in January.

The other thing that is not really promotional but it’s more merchandise content, we are in a much better position to transition from the holiday merchandise assortment into the early spring. Last year, we found that even some of the spring lawn and garden, and to some extent even gifty valentines, if they hit the stores early, it would actually sell pre-Christmas.

But we didn’t transition as well into January as I think we have planned it this year, so that gives us some confidence around that month. Obviously it is not a big dollar month, but I do think that is the core reason why we think the comps can accelerate between now and the end of the year.

David Mann - Johnson Rice - Analyst

In terms of the markdown cadence for seasonal and toys, what kind of timing should we expect for that over the next few weeks?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

As you look at it in the stores?

David Mann - Johnson Rice - Analyst

Yes; how soon should we start seeing you mark down seasonal?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

We have always had a process of moving through the earlier sets first, and then going through, at the last tail end having promotions going on. If you were in a store right now, you would see all of harvest theme promoted, because it’s essentially another maybe 8 days of selling and that is about all that is left. So it’s 50% off all of harvest today, which is pretty standard for us.

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Final Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

We are obviously done with Halloween. We have a good amount of our trim also on 50% off. We actually have color-coded tickets, so 2 of the different colors that were set earlier in the year are also right now offered at 50% off. We’ve got a markdown plan lined out between now and post-Christmas markdowns. We think we have properly assessed what our clearance need is going to be.

David Mann - Johnson Rice - Analyst

With the sort of closeout strategy getting more emphasis, are you starting to target perhaps a slightly better customer? Maybe trying to recoup a customer that you might have lost over the past few years?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

I think we can, but I think it’s almost just as important to get more visits out of our traditional customer. The customer we have had for a long time knows us. To the extent that we are more and more exciting, I think we get more visits from them and more basket from them.

In all of the surveys that we have done and some extensive surveys we just did this past summer, the high percent of our customer classifies themselves as a treasure hunter; and we get a relatively smaller share of their wallet. So I think we can do both.

I will give you an example on your point about a higher end customer. Some of the drugstore product that we had, we were actually concerned with some of the mix. There were some very high-end cosmetics, very high brand, high average ticket cosmetics, as well as fragrances. These are price points that even are pushing $30 or $40 in the case of fragrances.

That is the kind of thing we all wonder a little bit as to how we can do in selling it. We actually found out, in even markets like West Virginia, which you wouldn’t think would do that well in products like that, even if we’re just doing 30% off, that stuff was actually selling before a lot of the consumables were selling.

So if we have something recognizable, and it’s a great brand, and people know what the value is, and we’re offering it cheaper, sometimes we surprise ourselves as to what we can sell. So I think we need to keep our eyes open for a full array of products, because I think we can appeal to a lot of different people.

David Mann - Johnson Rice - Analyst

If I can ask 1 last housekeeping question. You talked before about maybe a 50 percent closeout mix now, taking it up maybe 10 percent or so. What would that number have been 5 years ago or 10 years ago as a percent? Closeout as a percentage of the mix?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

It would have been higher for a couple of reasons. One is furniture. We don’t classify furniture as closeout almost at all. We get some closeout deals, but we pretty much consider that to be more our own reengineering and production goods. Since furniture is one of our biggest departments that is a big difference between 5 and 10 years ago.

Also, as you know, we had a much higher mix of apparel in the past, and apparel was very much closeout. So those are 2 big reasons.

I know today the heavily branded closeout assortment of consumables is much higher than it used to be. I know that, David, you have watched stores for at least 10 years, and 8 to 10 years ago we were not nearly as branded. So I think we have stepped up the quality of that assortment. But it would have been higher.

David Mann - Johnson Rice - Analyst

Mike, you’re making me feel old. Thanks.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

So am I. I have been walking the stores for 13 years.

David Mann - Johnson Rice - Analyst

Thanks for the time.

Operator

Ralph Jean, Wachovia Securities.

Ralph Jean - Wachovia Securities - Analyst

Just a big picture question for you, Mike. With crude at $46 a barrel now and no relief in sight, although it has come down in the last few weeks, are you guys contemplating internally a change in strategy that might provide less focus on discretionary merchandise and more on consumables, or anything like that? Is that part of the increased emphasis on closeouts going forward?

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

No major shift in the strategy. But I would echo that consumables has been a growth area for us. We want it to continue to be a growth area. A lot of the closeout deals, a lot of the Big Lots Capital deals are coming in those kinds of categories.

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Final Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

So not really a major shift, but a lot of those deals that we can surface can be the kinds of things people are looking on a new regular basis.

Ralph Jean - Wachovia Securities - Analyst

Thank you.

Operator

Ed Brea with Sterling Capital.

Ed Brea - Sterling Capital - Analyst

Two things. If you could first speculate a little bit about the announcement this morning between Sears and Kmart, I guess with respect to Big Lots Capital opportunities and/or the retail landscape.

Secondly, if you can just talk about your use of cash for 2005? Thanks.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

In terms of Kmart and Sears, I have no visibility as to whether that will mean anything for us or mean anything for Big Lots Capital. What I will say, though, is that those are the kinds of things that create change and create different decisions.

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

Use of cash. I will just take that. This year, as you know, we executed a $75 million share repurchase. What we said is we expect to go to the Board and continue share repurchase activity or request approval of continued share repurchase activity in the foreseeable future.

We have also said that we would expect to lower CapEx next year from the approximately $120 million this year to a more steady-state of in the $100 million range. So obviously that would affect free cash flow expectations for next year.

Ed Brea - Sterling Capital - Analyst

Thank you.

Operator

Patrick McKeever, SunTrust Robinson Humphrey.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Just thought I would get another quick one in. What percent of the merchandise mix would you consider to be discretionary?

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

Consumables is around 30%, and we’re just going to kind of walk forward from there. Some of it depends on whether you consider furniture discretionary or need-based; and that depends on the customer. But that is always subject to discussion. That is 13%. That is kind of a swing category. It is very need-based for some of our customers, but certainly discretionary at certain times.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

I guess that is a hard question to answer. Something like toys, which is 8, 9, 10 % of the business, around the holidays I would consider it to behave like a need-based category. But 9 months out of the year, it is probably more discretionary.

You could go through that in terms of tools or domestics or lawn and garden or — it is hard to classify everything as black and white discretionary or consumable. But.

Joe Cooper - Big Lots, Inc. - Senior Vice President and CFO

Looking at it kind of generally, we have said that some of our higher margin categories — seasonal, home decor, domestics —have behaved in a more discretionary fashion over the past several years. More so than say, consumables. So we contrast those categories.

But as Mike said, when you drill into the categories, it gets a little more muddy.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Okay.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Not a very clean answer for you, Patrick.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

No, that is very helpful.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

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Final Transcript

BLI - Q3 2004 Big Lots, Inc. Earnings Conference Call

We certainly have a bigger discretionary business than the dollar stores. And to some extent, the major discounters when they offer full line grocery, I would say we also probably behave more discretionary than they do.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Just a general question. When you think about just basic retail blocking and tackling, execution at the store level, that sort of thing, where do you think you are right now? Is there room for further — I suppose there is always room for further improvement.

But where do you think you are right now? Do you feel good about execution at the store level, how the stores look, that kind of thing? Do you think that is having any positive or negative effect on sales trends? Or is it a wash? Maybe some general comments about that would be great.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

I don’t think you are ever done getting better. But the changes we have made in the last 4 years are pretty dramatic. I would say I feel pretty good about our ability to execute now.

In terms of our business and its performance in the future, I would put the issue of merchandise content and excitement and everything around the merchandise itself as being many, many times more meaningful than just pure store execution or standards or that type of thing.

In fact, if you go to the drugstore deal that we have been talking about as an example, it is not perfect presentation that makes that deal sing. It is the deal itself. To some extent the treasure hunt is what makes it exciting and is what makes our stores so different than discount retailers or dollar store retailers. That is what we need to do more of.

So we have come a long way. We have got a lot better at execution in the stores. We still have our problems, but I think we are pretty much getting close to where we need to be. To me it is all around now the excitement of the stores, the values in the store, and merchandise content.

Patrick McKeever - SunTrust Robinson Humphrey - Analyst

Okay. Thanks very much.

Operator

We have no further questions at this time.

Mike Potter - Big Lots, Inc. - Chairman, President and CEO

Okay. Thank you, Marie. Thanks, everyone, for joining us for our third-quarter call. We will look forward to speaking with you at the end of the fourth quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 40513. (OPERATOR INSTRUCTIONS) Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation. You may now disconnect.

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